Exhibit 99.1
The Princeton Review Announces Changes to Its Board of
Directors
New York, NY, June 11, 2007 — The Princeton Review, Inc. (Nasdaq: REVU) today announced the election of a new independent director, Clyde E. Williams, Jr, and the resignation of Howard Tullman, Chairman of the Board of Directors, effective immediately.
John Katzman, CEO, will reassume the responsibilities of Board Chairman. Katzman served as Chairman from the company’s inception in 1981 until Tullman’s appointment in November 2006.
Mr. Williams, 45, has served as the President of Certus (CEMK) Advisors, a business development firm that he founded, since March 2005. From January 2004 until May 2005, Mr. Williams served as the Vice President for State and Local Government Affairs at the Center for American Progress (CAP), a think-tank. From June 2001 until February 2005, Mr. Williams served as the Domestic Policy Advisor in the Office of former President William J. Clinton. Mr. Williams received his BA from Howard University.
“We are pleased to welcome Clyde to our Board of Directors,” said John Katzman. “At the same time, it’s been an honor to work with Howard these past seven years. I wish him well in his new venture.”
About The Princeton Review
The Princeton Review, Inc. (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 Ext. 1091
harrietb@review.com